SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.        )

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SEMCO Energy, Inc.
 (Name of Registrant as Specified In Its Charter)

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April 19, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2006

To the Shareholders of SEMCO Energy, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SEMCO Energy, Inc. (the Company) will be held at Crystal Gardens, 1195 Gratiot Boulevard, Marysville, Michigan (see map on back), on Monday, May 22, 2006 at 10:00 a.m. (EDT), for the following purposes:

1. To elect three members to the Board of Directors.

2. To transact any other business that properly comes before the meeting.

Only holders of record of the Company’s Common Stock at the close of business on March 23, 2006 may vote at the meeting.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions on how to submit your proxy, please refer to the enclosed proxy card.

By order of the Board of Directors
/s/Sherry L. Abbott
Sherry L. Abbott, Corporate Secretary

1411 Third Street, Suite A, Port Huron, Michigan 48060 (810) 987-2200

TABLE OF CONTENTS

PROXY STATEMENT	1
ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT	1
STOCK OUTSTANDING AND VOTING RIGHTS	2
Commonly Asked Questions Relating to Stock Ownership and Voting Rights	2
Who is entitled to vote?	2
What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?	2
How can I vote my shares in person at the Annual Meeting?	2
How can I assure my shares are voted without attending the Annual Meeting?	2
What does it mean if I receive more than one proxy or voting instruction form?	2
May I change my proxy?	2
How many votes are required to elect directors?	3
If I don’t submit my voting instructions, will my broker vote my shares?	3
What is the quorum requirement for the Annual Meeting?	3
Beneficial Ownership	3
Stock Ownership Guidelines	5
ITEM 1 - ELECTION OF DIRECTORS	5
INFORMATION ABOUT NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS	6
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE	8
Board Member Attendance at Annual Meetings	9
Audit Committee	9
Compensation Committee	9
Finance Committee	9
Nominating and Corporate Governance Committee	9
CORPORATE GOVERNANCE GUIDELINES	10
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	10
CODE OF ETHICS	11
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	12
Summary Compensation Table	12
Option Grants in 2005	14
Aggregated Option Exercises in 2005 and Option Values at December 31, 2005	14
Executive Severance Agreements	14
Employee Pension Plan	16
Total Pension Benefits	16
Supplemental Executive Retirement Plan	17
Director Compensation	18
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	19
EQUITY COMPENSATION PLAN INFORMATION	22
PERFORMANCE GRAPH	24
REPORT OF THE AUDIT COMMITTEE	24
PRINCIPAL ACCOUNTANT FEES	25
SHAREHOLDER PROPOSALS, COMMUNICATIONS AND RECOMMENDATIONS FOR DIRECTOR NOMINEES	25
OTHER MATTERS	28
APPENDIX A - CHARTER OF THE AUDIT COMMITTEE	A-1
MEETING LOCATION MAP	Back Cover

1411 Third Street, Suite A, Port Huron, Michigan 48060

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of SEMCO Energy, Inc. (the Company) for use at the Annual Meeting of Shareholders on Monday, May 22, 2006, at 10:00 a.m. (EDT), to be held at Crystal Gardens, 1195 Gratiot Boulevard, Marysville, Michigan, and any adjournments thereof. These proxy materials are being mailed to shareholders on or about April 19, 2006.

A shareholder who has executed and returned the enclosed proxy may revoke it by submitting another proxy (by telephone, Internet or mail) bearing a later date, by filing a written notice to the Corporate Secretary of the Company or by voting in person at the Annual Meeting.

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and the Company will pay the costs of solicitation. Copies of proxy materials and the Company’s 2005 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and the Company will reimburse such record holders for their reasonable expenses for such solicitation efforts. The Company may also retain outside organizations to assist in soliciting proxies.

A copy of the Company's 2005 Annual Report is enclosed.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the Company’s 2005 Annual Report are available at www.proxyvote.com. Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

Holders of record (see question below: What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?) may choose this option to save the Company the cost of producing and mailing these documents by:

▪	following the instructions provided when submitting their proxy over the Internet; or
▪	going to www.icsdelivery.com/sem and following the instructions there.

Holders of record who choose to view future proxy statements and annual reports over the Internet will receive an e-mail message next year containing the Internet address to use to access the Company's proxy statement and annual report. The e-mail will also include instructions for submitting their proxy over the Internet. Electronic delivery instructions will remain in effect until revoked in writing. It is not necessary to elect Internet access each year.

Beneficial owners (see question below: What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?) should refer to information provided by their broker, bank or nominee for instructions on how to elect to view the Company's future proxy statements and annual reports over the Internet if their broker, bank or nominee participates in the service. Beneficial owners who choose electronic delivery will receive an e-mail message next year containing the Internet address to use to access the Company's proxy statement and annual report.

STOCK OUTSTANDING AND VOTING RIGHTS

Commonly Asked Questions
Relating to Stock Ownership and Voting Rights

Q:	Who is entitled to vote?
A:	Only holders of record of the Company’s Common Stock at the close of business on March 23, 2006 (the record date), may vote at the Annual Meeting.

Q:	What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?
A:
Many holders of Common Stock hold their shares through a broker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between shares held of record and those beneficially owned.

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, National City Bank, you are considered the holder of record with regard to those shares. As the holder of record, you have the right to submit your proxy directly to the Company’s Board of Directors to vote your shares on your behalf at the Annual Meeting or the right to vote in person at the meeting. A proxy card is enclosed for you to use to submit your proxy to the Company’s Board of Directors.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker, bank or nominee, which is considered the holder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the holder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction form for you to use to direct your broker, bank or nominee how to vote these shares.

Q:	How can I vote my shares in person at the Annual Meeting?
A:
Shares held directly in your name as the holder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you submit your proxy in advance as described below so that your shares will be voted even if you later decide not to attend the meeting or are unable to do so.

Shares held in street name (see beneficial owner explanation above) may be voted in person by you only if you obtain a signed proxy from the record holder (sometimes referred to as a legal proxy) giving you the right to vote the shares.

Q:	How can I assure my shares are voted without attending the Annual Meeting?
A:
You may do this by submitting your proxy by way of the Internet or by telephone, or by completing and mailing your proxy card or voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	What does it mean if I receive more than one proxy or voting instruction form?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction forms you receive.

Q:	May I change my proxy?
A:
You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering new instructions by way of the Internet or telephone or by sending in a new proxy card or new voting instruction form bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you specifically so request at the meeting.

Q:	How many votes are required to elect directors?
A:	The three persons receiving the highest number of votes cast will be elected.

Q:	If I don’t submit my voting instructions, will my broker vote my shares?
A:
If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions have not been given. For routine matters, such as the election of directors, your broker may vote your shares without receiving your instructions.

Q:	What is the quorum requirement for the Annual Meeting?
A:
As of the record date, 33,739,734 shares of the Company’s Common Stock, representing the same number of votes, were outstanding. A majority of these outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum. A quorum is necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for the purpose of determining a quorum.

Beneficial Ownership

The following table shows beneficial owners of more than 5% of the Company’s voting securities as of March 23, 2006, based on filings with the Securities and Exchange Commission (SEC) and the Company’s records:

Title of Class	Name and Address	Number of Shares Beneficially Owned	Percent of Class
Common Stock	FMR Corp.	3,364,390(1)	9.97%(1)
82 Devonshire Street
Boston, MA 02109
Common Stock	National City Corp.	3,261,555(2)	9.67%(2)
1900 East Ninth Street
Cleveland, OH 44114
Common Stock	Wellington Management Company, LLP	2,870,900(3)	8.51%(3)
75 State Street
Boston, MA 02109
Common Stock	Artisan Partners Limited Partnership	2,824,340(4)	8.37%(4)
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Common Stock	Unicredito Italiano S.p.A.	2,818,676(5)	8.35%(5)
Piazza Cordusio 2
20123 Milan, Italy

(1)
Based on Schedule 13G filed with the SEC on February 14, 2006, reflecting beneficial ownership as of December 31, 2005, FMR Corp. has sole voting power with respect to 1,183,790 shares, sole investment power with respect to all 3,364,390 shares and shared voting power with respect to zero shares. Edward C. Jones 3d, Chairman of FMR Corp., has beneficial ownership with respect to all 3,364,390 of these shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 2,299,190 of these shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 1,065,200 of these shares.

(2)
Based on Schedule 13G filed with the SEC on February 14, 2006, reflecting beneficial ownership as of December 31, 2005, National City Corp. has the sole power to vote 47,600 shares and shared voting power to vote 3,213,955 shares and no investment power with respect to these shares.

(3)
Based on Schedule 13G filed with the SEC on February 14, 2006, reflecting beneficial ownership as of December 30, 2005, Wellington Management Company has shared voting with respect to 1,370,600 shares and shared investment power with respect to 2,786,500 shares and sole voting and sole investment power with respect to zero shares.

(4)
Based on Amendment No. 1 to Form 13G filed with the SEC on January 27, 2006, reflecting beneficial ownership as of December 31, 2005, Artisan Partners Limited Partnership has shared voting and shared investment power with respect to all 2,824,340 shares. Artisan Investment Corporation, the General Partner of Artisan Partners Limited Partnership, Andrew A. Ziegler, a principal stockholder of Artisan Corporation, and Carlene Murphy Ziegler, a principal stockholder of Artisan Corporation, each beneficially owns 2,824,340 of these shares.

(5)
Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006, reflecting beneficial ownership as of December 31, 2005, Unicredito Italiano S.p.A. has sole voting and sole investment power with respect to all 2,818,676 shares. The total amount of Common Stock includes 1,568,628 shares of Common Stock issuable upon conversion of the Company’s 5.00% Series B Convertible Cumulative Preferred Stock.

The following table reflects ownership, as of March 23, 2006, of the number of shares of the Company’s Common Stock beneficially owned by each director, nominee, and current executive officer named in the Summary Compensation Table (see the Compensation of Executive Officers and Directors section) and all directors, nominees and current executive officers as a group:

	(A)		(B)
Name of Beneficial Owner	Shares (1)		Exercisable Options (2)	Columns A and B Combined		Percent of Class

John M. Albertine	35,232		8,667	43,899		*
Peter F. Clark	2,983		12,819	15,802		*
Eugene N. Dubay	9,817		29,348	39,165		*
John T. Ferris	165,746		10,767	176,513		*
Harvey I. Klein	56,368	(3)	10,767	67,135	(3)	*
Paul F. Naughton	19,602		0	19,602		*
Michael V. Palmeri	3,298		17,250	20,548		*
Mark T. Prendeville	5,271		8,043	13,314		*
Edwina Rogers	19,250		0	19,250		*
George A. Schreiber, Jr.	30,600		143,318	173,918		*
Ben A. Stevens	27,348	(3)	0	27,348	(3)	*
Donald W. Thomason	43,245	(3)	10,767	54,012	(3)	*
John C. van Roden, Jr.	17,500		0	17,500		*
All directors, nominees and current executive officers as a group (15 persons including those named above)	459,237		285,918	745,155		2.16% (4)
_____________
* Indicates that the individual holds less than one percent of outstanding shares of the Company’s Common Stock.

(1)
Each person has sole power to vote and sell shares of the Company’s Common Stock shown, except shares held jointly with spouses or directly by spouses, minor children, or certain other relatives, and except as described in (3) below.

(2)	This column includes shares of the Company’s Common Stock that may be acquired by exercising stock options within 60 days of March 23, 2006.

(3)	Includes shares of the Company’s Common Stock held in a Directors’ Deferred Compensation Plan Account as follows:

	Name	Directors' Deferred Compensation Shares
	Harvey I. Klein	5,091
	Ben A. Stevens	6,348
	Donald W. Thomason	6,285

	Shares in this account may not be voted by the individual directors.

(4)
The directors, nominees and current executive officers as a group beneficially own 1.36% of outstanding shares of the Company’s Common Stock. Including options exercisable within 60 days of March 23, 2006, the same group beneficially owns 2.16% of outstanding shares of the Company’s Common Stock.

Stock Ownership Guidelines

In 2005, the Board of Directors revised and reinstated stock ownership guidelines for the Company’s directors and officers. By June 28, 2010, or within five years of joining the Company, whichever is later, each non-employee director and officer is expected to own shares of the Company’s Common Stock equal in value to:

Non-employee Directors	5 times retainer
President and Chief Executive Officer	5 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents	1 to 1.5 times base salary (depending on salary grade)

The guidelines include a crediting feature, providing for additional credit towards these ownership guidelines for nearer-term purchases of the Company’s Common Stock.

ITEM 1 -- ELECTION OF DIRECTORS

Holders of shares of the Company’s Common Stock are entitled to vote for directors on a cumulative voting basis. Each holder of record may cast a number of votes equal to the number of shares of Common Stock owned, multiplied by the number of directors to be elected. Votes may be cast for a single nominee or distributed among nominees. Holders who choose to cumulate votes still need to submit a proxy card or a ballot and make an explicit statement of intent to cumulate votes, either by so indicating in writing on the proxy card or by indicating in writing on the ballot when voting at the Annual Meeting. Beneficial owners who wish to cumulate votes, should contact their broker, trustee or nominee.

The Company’s Articles of Incorporation provide for three classes of directors. The term of office of each class of directors is three years and the term of one class expires each year. Approximately one-third of the Board of Directors will be elected at each Annual Meeting of Shareholders. A vacancy can be filled by a vote of the shareholders or by the Board of Directors.

Under the Company’s bylaws, the number of directors shall not be more than eleven. The Board of Directors currently has nine members. Three directors are to be elected at this Annual Meeting. Each of the three persons receiving the highest number of votes will be elected. Proxies are being solicited to vote for the election of the following persons:

John T. Ferris
Paul F. Naughton
Edwina Rogers

All three of the nominees are currently directors of the Company. The Board of Directors does not expect that any nominee will become unavailable to serve as a director. Should that occur, however, proxies will be used to vote for another person selected by the Board of Directors.

The persons appointed in the enclosed proxy reserve the right to vote proxies cumulatively to the extent not inconsistent with shareholder direction. As shown on the proxy, shareholders may direct that their shares be voted for less than all three of the above-named nominees. The proxy may not be used to direct a vote for anyone other than the above-named nominees.

INFORMATION ABOUT NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Name, Position and Business Experience During Past Five Years	Age	Director Since
NOMINEES (terms expiring 2009)
John T. Ferris	55	1994
Senior Partner in law firm of Ferris & Schwedler, P.C. in Bad Axe, Michigan, since 1978.
Paul F. Naughton	63	2005

Managing Director of P.F. Naughton, LLC, a consulting firm which provides financial advisory services to small and mid-sized companies. From 1996 to 2004, partner in Thompson and Naughton, Inc., a company providing financial consulting, merger and acquisition services, investment banking advice, interim financial officer positions and public policy advocacy strategies on energy, taxes, telecommunications for public and private corporations.

Edwina Rogers	41	2005

Vice President, Health Policy for The ERISA Industry Committee, a Washington, D.C.-based advocate of employee benefits and compensation interests of America’s major employers. Until May 2004, Counselor to United States Senator Jeff Sessions of Alabama, handling matters before the Senate Health, Education, Labor and Pensions Committee, and advising the Senator on housing, Social Security and welfare matters. From January 2001 to November 2002, Associate Director for the National Economic Council, which advises the President of the United States on matters related to U.S. and global economic policy. From 1996 to 2000, partner in the Washington, D.C., office of the law firm Johnson, Rogers & Clifton, LLP, focusing on general corporate law, business acquisitions, international law and government affairs.

OTHER DIRECTORS (terms expiring 2007)
John M. Albertine	61	2000

Chairman of the Board of Directors of the Company since October 2004. Since 1990, Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting, public policy, and mergers and acquisitions firm based in Washington, D.C. Chief Executive Officer of Jam Shoe Concepts, Inc. Jam Shoe Concepts, Inc. owns 100% of the assets of a retail family shoe chain with 46 stores in the midwest. Vice-Chairman of the Board of Trustees of the Virginia Retirement System. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. Director of Intermagnetics General Corporation and Kadant Inc.

Ben A. Stevens	47	2004

Alaska State Senator since August 2001, Alaska Senate Majority Leader from January 2003 to December 2004 and, since January 2005, Alaska Senate President. He currently has the following Alaska state legislative assignments: Senate Finance Committee member, Senate Resources Committee member, Legislative Budget and Audit Committee member, Select Committee on Legislative Ethics member, Legislative Council member, and Joint Armed Services Committee member. From 2001 until his appointment to the Company’s Board of Directors in December 2004, he served on the Advisory Board for the Company’s ENSTAR Natural Gas Company division. From July 1998 to June 2001, President and CEO of Special Olympics World Winter Games Inc. From January 1992 to present, owner and managing director of Stevens & Associates, Inc., a Washington, D.C.-based government relations consulting firm.

Donald W. Thomason	62	1995
Lead Director of the Company from November 1998 to April 2003. Retired in 1999 from the Kellogg Company as Executive Vice President, Corporate Services/Technology.

Name, Position and Business Experience During Past Five Years	Age	Director Since
OTHER DIRECTORS (terms expiring 2008)
Harvey I. Klein	67	1993

President of Global Strategies Group L.C. since 1995. Global Strategies Group is a private consulting firm that provides direction to management on organization, strategic planning, quality and customer satisfaction, compensation and benefits programs, product sales and marketing, and selection and implementation of new business opportunities. Clients of Global Strategies have been primarily from the automotive, energy, financial services and entertainment industries.

George A. Schreiber, Jr.	57	2004
President and Chief Executive Officer of the Company since March 2004. From September 1999 to March 2004, Chairman of the Global Energy Group of Credit Suisse First Boston, a global investment bank.

John C. van Roden, Jr.	57	2005

Executive Vice President and Chief Financial Officer of P. H. Glatfelter Company since 2003. P.H. Glatfelter is a $600 million specialty paper producer with operations in Pennsylvania, Wisconsin, Germany, France and the Philippines. From 1998 to 2003, Senior Vice President and Chief Financial Officer of Conectiv until the merger involving Conectiv and Potomac Electric Power Company was completed. Director of H.B. Fuller Company.

_________________

EXECUTIVE OFFICERS

Below is information (age, present position with the Company and business experience during the past five years) for the current executive officers except for Mr. Schreiber, who is included with the directors above.

Peter F. Clark (age 52) - Senior Vice President and General Counsel since September 2004. From 2000 to 2002, he was Vice President, General Counsel and Secretary of Conectiv until the merger involving Conectiv and Potomac Electric Power Company was completed. Conectiv is a mid-Atlantic electric and gas utility holding company with, at that time, $2 billion in annual core utility business revenues. During his tenure as Vice President, General Counsel and Secretary at Conectiv, he managed the legal and internal audit services departments, set Conectiv’s legal strategy for all major matters involving the company, ensured compliance with SEC and New York Stock Exchange (NYSE) rules, served as ethics officer, and was lead attorney for all regulatory and legislative issues raised by the creation of competitive retail electricity markets in Delaware and Maryland. Between 1998 and 2000, he was General Counsel at Conectiv.

Eugene N. Dubay (age 57) - Senior Vice President of Operations from September 2004. Vice President from October 2002 to December 2003 and again from March 2004 to September 2004. Interim President and Chief Executive Officer from December 2003 to March 2004. SEMCO Energy Gas Company division Senior Vice President and Chief Operating Officer since October 2002. President, Kansas Gas Service Division of ONEOK, Inc. from 1997 to October 2002. During his term as President of the ONEOK Kansas Gas Service Division, Mr. Dubay was responsible for operations, marketing, and administrative matters for an autonomous distribution company serving 650,000 customers in the State of Kansas.

Michael V. Palmeri (age 47) - Senior Vice President, Treasurer and Chief Financial Officer since July 2004. From September 2000 to January 2003, Vice President of Finance and Chief Financial Officer for Pinnacle West Capital Corporation, a diversified energy holding company with subsidiaries in various businesses, including electricity transmission and distribution, unregulated power production and power marketing and trading. He held several increasingly senior financial positions during his more than 15 years with the Pinnacle West Capital Corporation.

Mark T. Prendeville (age 56) - Vice President and Deputy General Counsel since September 2004. Vice President and General Counsel from May 2003 to September 2004. Labor and Employment Counsel from November 2001 to May 2003. Manager of Labor and Employee Relations from February 2001 to November 2001. From 1990 through February 2001, General Counsel and Manager of Industrial Relations for Republic Die & Tool Co. of Belleville, Michigan. During Mr. Prendeville’s tenure, Republic was a tier-one supplier of sheet metal stamping dies to the auto industry.

Lance S. Smotherman (age 49) - Vice President of Human Resources and Administration since February 2006. Vice President of Human Resources from February 2005 to February 2006. Director of Human Resources for the Company from January 2004 to February 2005. Director of Human Resources for the Company’s non-regulated businesses from April 1999 to January 2004, with responsibility for all human resource activities other than those of the Company’s regulated gas distribution business.

Steven W. Warsinske (age 50) - Vice President and Controller since April 2000.

COMMITTEES OF THE BOARD OF DIRECTORS
AND MEETING ATTENDANCE

Historically, committee appointments are effective as of the date of the Annual Meeting of Shareholders. Current membership of Committees of the Board of Directors is as follows:

Name	Audit	Compensation	Finance	Nominating and Corporate Governance
John M. Albertine(1)			x	x
John T. Ferris		x		xx
Harvey I. Klein	xx	x
Paul F. Naughton	x		xx
Edwina Rogers		x		x
George A. Schreiber, Jr.
Ben A. Stevens	x		x
Donald W. Thomason		xx		x
John C. van Roden, Jr.	x		x
_________________
 x  Member
xx Chairman

(1)  The Chairman of the Board of Directors is expected to attend all committee meetings.

Under NYSE rules, a majority of the Board of Directors is required to be independent. Membership on the Company’s Board of Directors is the only relationship between the Company and Dr. Albertine, Mr. Ferris, Mr. Klein and Mr. Thomason. Mr. Naughton was a consultant for the Company for a number of years, but that consulting relationship ended on April 15, 2005, before Mr. Naughton became a member of the Company’s Board of Directors. Mr. Naughton also served as the Company’s interim Chief Financial Officer on a non-employee basis from October 1998 to January 1999 and as the Company’s Vice President of Corporate Development on a non-employee basis from August 1997 to September 1999. Ms. Rogers served on the Company’s ENSTAR Natural Gas Company division advisory board from December 2002 to March 2003. Mr. Stevens was a member of the Company’s ENSTAR Natural Gas Company division advisory board from December 2001 until he became a member of the Company’s Board of Directors in December 2004. Mr. van Roden and Mr. Clark were both members of Conectiv senior management, but neither reported to the other. The Board of Directors has determined that these former relationships do not create material relationships with the Company’s management that would preclude finding Messrs. Naughton, Stevens or van Roden or Ms. Rogers to be independent. The Board of Directors has affirmatively determined that all of the non-employee directors are independent as defined by NYSE rules and, thus, the majority of the Company’s Board of Directors is independent.

The Board of Directors held 8 meetings during 2005. Each director attended more than 75% of the total number of meetings of the Board of Directors and Committees on which he or she served in 2005.

The independent members of the Board of Directors meet regularly in executive sessions without management present. The executive sessions are led by the Chairman of the Board of Directors, who is an independent director.

Board Member Attendance at Annual Meetings

Directors shall attend Annual Meetings of Shareholders unless excused by the Board of Directors. All nine of the Company’s current directors and one director whose term expired at the 2005 Annual Meeting were in attendance at that meeting.

Audit Committee

The Audit Committee is comprised of independent directors, as the term is defined by NYSE rules. Ten Audit Committee meetings were held in 2005. Primary duties of this committee include the responsibility for the appointment, compensation, evaluation, and retention of the Company’s independent registered public accounting firm and for the oversight of any work performed by the Company’s independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee also reviews the Company’s interim and annual financial statements filed with the SEC and assessments by management and the Company’s independent registered public accountants of the quality and adequacy of the Company’s internal accounting and financial controls, risk assessment and management policies, internal auditing, and the Code of Business Conduct and Ethics (Code of Ethics). During the year, the Board of Directors examined the composition of the Audit Committee in light of NYSE rules governing audit committees and confirmed that all members of the Audit Committee are independent within the meaning of those rules. For additional information about the responsibilities of the Audit Committee, see the revised and restated Audit Committee Charter, which was approved by the Board of Directors on October 18, 2005, and which is included as Appendix A to this proxy statement. The Audit Committee Charter can also be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance. For additional information on the Audit Committee’s activities, see the Report of the Audit Committee herein.

The Board of Directors has determined that Messrs. Naughton and van Roden are audit committee financial experts as that term is defined by SEC regulations and are independent as defined in the NYSE rules.

Compensation Committee

The Compensation Committee is comprised of independent directors, as the term is defined by NYSE rules. The Compensation Committee held seven meetings in 2005. Primary duties of this committee include reviewing and, as appropriate, making recommendations to the Board of Directors with respect to the Company’s general compensation strategy and compensation of executive officers and directors to the Board of Directors. The Compensation Committee administers the Company’s 2004 Stock Award and Incentive Plan (2004 Plan), monitors the Company's succession planning and recommends the election of officers to the Board of Directors. The Compensation Committee Charter can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

Finance Committee

The Finance Committee is comprised of independent directors, as the term is defined by NYSE rules. The Finance Committee held five meetings in 2005. Primary duties of this committee include reviewing capital and operating budgets, financing plans, and significant securities offerings and other transactions, prior to consideration of such matters by the Board of Directors. The Finance Committee Charter can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of independent directors as the term is defined by NYSE rules. The Nominating and Corporate Governance Committee held four meetings in 2005. Primary duties of this committee include recommending director nominees and personal qualifications criteria for Board membership. Minimum qualifications for Board membership are (a) a degree from an accredited college or a combination of training, experience and education; and (b) at least five years of professional work experience in business, industry or government. Desired professional skills and attributes for directors include knowledge and understanding of the free enterprise system; the ability to read and understand financial and operating reports; an awareness of the laws, rules and regulations governing securities and corporate governance; the absence of current or anticipated conflicts of interest; integrity; a sense of perspective and willingness to stand on personal convictions; short and long range vision; and sufficient time and a commitment to fulfill their responsibilities. Additional professional skills and personal attributes are outlined in the Director Position Description, which can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

The Nominating and Corporate Governance Committee will consider shareholder recommendations of candidates for Board membership. Procedures for shareholder recommendation of director nominees are described below in the section entitled Shareholder Proposals, Communications and Recommendations for Director Nominees.

Potential director candidate suggestions may come from current directors, search firms, law firms, shareholders, or other sources. The Nominating and Corporate Governance Committee evaluates the Company’s current and prospective needs, then narrows the list of potential candidates based on the specific attributes being sought. The Nominating and Corporate Governance Committee conducts interviews to determine if the proposed director candidates are suitable, and, if so, recommends to the Board of Directors that the director candidate be nominated or appointed.

The Nominating and Corporate Governance Committee also recommends general criteria regarding committee composition, directors’ assignments to committees, and changes to Board of Directors and Company policies. The Nominating and Corporate Governance Committee Charter can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

CORPORATE GOVERNANCE GUIDELINES

The Company’s Corporate Governance Guidelines and related documents, such as the charters of the committees listed above, Articles of Incorporation, bylaws and Code of Ethics, can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance. Any shareholder who wishes to receive a printed copy of the Company’s Corporate Governance Guidelines, committee charters, Articles of Incorporation, bylaws, the Code of Ethics, or any other information provided on the Corporate Governance page of the Company’s website, may write to Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and ten percent beneficial holders must file a form with the SEC to report changes in their ownership of Company securities. All such reports were filed timely for 2005 except for the following:

Upon the death of his father on April 18, 1998, John Ferris became co-trustee of the George Ferris Trust. Mr. Ferris was unaware of his reporting requirements with regard to this trust until he was given power of attorney in 2005 for his mother, who is the other co-trustee and sole beneficiary of the trust. The transactions that should have been reported on three Form 5s and two Form 4s were reported on a Form 4 filed on October 20, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 15, 2005, the Company completed an offering (the Offering) of 325,000 shares of its 5% Series B Convertible Cumulative Preferred Stock, generating gross proceeds to the Company of $65 million, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Act) and to persons in offshore transactions in reliance on Regulation S under the Act. Concurrently with the completion of the Offering, on March 15, 2005, the Company also closed the transactions contemplated by the repurchase agreement (the Repurchase Agreement) between the Company and K-1 GHM, LLLP (K-1), a Delaware limited liability limited partnership and an affiliate of k1 Ventures Limited. Under the Repurchase Agreement, the Company repurchased from K-1 all of the outstanding and issued shares (52,542.94) of the Company’s 6% Series B Convertible Preference Stock and warrants to purchase 905,565 shares of the Company’s Common Stock. The aggregate purchase price under the Repurchase Agreement was $60 million. The Company used $60 million of the proceeds from the Offering to complete the repurchase. In connection with the closing of the Repurchase Agreement and as contemplated thereby, on March 15, 2005, the members of the Company’s Board of Directors appointed by K-1, Jeffrey A. Safchik and Sherry A. Stanley, neither of whom controlled the investment decisions of K-1 Ventures Michigan, Inc. or K-1, resigned from the Company’s Board of Directors, effective immediately.

Mr. Naughton is the owner of P.F. Naughton, LLC. In 2005, the Company paid P.F. Naughton, LLC approximately $31,000 for consulting services. The amount paid to P.F. Naughton, LLC exceeded five percent of the consolidated gross revenues for the firm in the last fiscal year. Mr. Naughton and the Company ended the consulting relationship on April 15, 2005.

CODE OF ETHICS

In February 2003, the Company’s Board of Directors adopted the Code of Ethics that currently applies to directors, officers, employees, affiliates, agents, consultants, advisors and representatives of the Company. The Code of Ethics can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance. The Company intends to report amendments to or waivers from the Code of Ethics to the principal executive, financial or accounting officer, or persons performing similar functions, on the Company’s website, as permitted by applicable SEC rules. Shareholders may also request a printed copy of the Code of Ethics by writing to Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth information with respect to the compensation of the Company’s President and Chief Executive Officer and the other four most highly compensated executive officers as of December 31, 2005.

					Long Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options (4)	All Other Compensation ($) (5)
George A. Schreiber, Jr.(1)	2005	$479,808	$362,500	$17,733	$494,732	30,253	$ 7,778
President and CEO	2004	333,461	0	73,595 (6)	304,000	200,000	6,091
Michael V. Palmeri(1)	2005	257,308	30,000	8,620	94,208	11,864	10,592 (7)
Senior Vice President, Treasurer and CFO	2004	114,843	0	54,024 (8)	66,250	40,000	5,765 (9)
Eugene N. Dubay(1)	2005	253,269	35,000	9,255	88,553	11,152	12,582 (10)
Senior Vice President of Operations	2004	230,962	25,000 (11)	8,208	46,000	50,000	3,400
	2003	220,000	0	66,983 (12)	0	7,000	0
Peter F. Clark(1)	2005	232,308	25,000	69,463 (13)	67,832	8,542	11,082 (14)
Senior Vice President and General Counsel	2004	56,250	0	22,293 (15)	53,000	30,000	3,995 (16)
Mark T. Prendeville	2005	165,307	15,000	6,982	37,105	4,673	10,344 (17)
Vice President and Deputy General Counsel	2004	149,734	0	7,063	0	4,500	8,526 (18)
	2003	123,979	7,843	4,810	0	3,500	5,273 (19)
____________________

(1)
Mr. Schreiber joined the Company on March 10, 2004. Mr. Palmeri joined the Company on July 20, 2004. Mr. Dubay joined the Company in October 2002 as Vice President and SEMCO Energy Gas Company Division Senior Vice President and Chief Operating Officer; was named to act as interim President and CEO from December 3, 2003, to March 10, 2004, while retaining his position as Chief Operating Officer for the Company’s gas distribution business; and received a change in title on September 2, 2004, to Senior Vice President of Operations. Mr. Clark joined the Company on September 20, 2004.

(2)
Includes income tax gross up for a life insurance policy and stipends in lieu of use of a Company-provided automobile. The income tax gross up for the life insurance policy in 2005 for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville were $3,333, $939, $1,792, $1,150 and $1,342, respectively. The income tax gross up for the life insurance policy in 2004 for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville were $2,610, $785, $1,457, $970 and $1,087, respectively. The stipends in lieu of use of a Company-provided automobile in 2005 for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville were $14,400, $7,200, $7,200, $7,200 and $5,640, respectively. The stipends in lieu of use of a Company-provided automobile in 2004 for Messrs Schreiber, Palmeri, Dubay, Clark and Prendeville were $10,800, $3,000, $6,600, $1,800 and $5,640, respectively. The stipends in lieu of use of a Company-provided automobile in 2003 for Messrs. Dubay and Prendeville were $6,300 and $4,810.

(3)
Reflects the market value on the date of grant of performance share units (PSUs) and restricted stock units (RSUs) awarded under the 2004 Plan.

On September 13, 2005, Mr. Schreiber received a grant of 14,728 RSUs. The closing market price of the Company’s Common Stock on September 13, 2005 was $6.79 per share. These RSUs will vest on September 13, 2008 if Mr. Schreiber remains actively employed with the Company on such date.

On March 7, 2005, Mr. Schreiber received a grant of 63,872 PSUs, Mr. Palmeri received a grant of 15,244 PSUs, Mr. Dubay received a grant of 14,329 PSUs, Mr. Clark received a grant of 10,976 PSUs, and Mr. Prendeville received a grant of 6,004 PSUs. The closing market price of the Company’s Common Stock on March 7, 2005 was $6.18 per share. Each of the named executive officers will receive an award of a percentage of his target grant of PSUs as of December 31, 2007 (the last day of the three-year performance period) if he remains actively employed with the Company on such date and if the threshold level of performance is met or exceeded with respect to at least one of the performance goals established for the period. With regard to 25,000 of the PSUs granted to Mr. Schreiber, the performance period ends on December 31, 2006.

On December 9, 2004, Mr. Dubay received a grant of 10,000 RSUs. The closing market price on December 9, 2004 was $4.60 per share. These RSUs vest incrementally over a three-year period, but do not become payable until after March 31, 2007. On December 9, 2005, 5,000 of these RSUs vested. On March 31, 2006, 2,500 of these RSUs vested, subject to certification of performance by the Compensation Committee. The remaining 2,500 RSUs will vest on March 31, 2007 if certain performance measures are met.

On October 28, 2004, Mr. Palmeri received a grant of 12,500 RSUs and Mr. Clark received a grant of 10,000 RSUs. The closing market price on October 28, 2004 was $5.30 per share. These RSUs vest incrementally over a three-year period, but do not become payable until after March 31, 2007. On July 19, 2005, 5,000 of Mr. Palmeri’s RSUs vested. On September 20, 2005, 5,000 of Mr. Clark’s RSUs vested. On March 31, 2006, 3,750 of Mr. Palmeri’s and 2,500 of Mr. Clark’s RSUs vested, subject to certification of performance by the Compensation Committee. On March 31, 2007, the remaining 3,750 of Mr. Palmeri’s and 2,500 of Mr. Clark’s RSUs will vest if certain performance measures are met.

On June 23, 2004, Mr. Schreiber received a grant of 50,000 RSUs. The closing market price on June 23, 2004 was $6.08 per share. These RSUs vest incrementally over a three-year period, but do not become payable until after March 31, 2007. On March 10, 2005, 20,000 of these RSUs vested. On March 31, 2006, 15,000 of these RSUs vested, subject to certification of performance by the Compensation Committee. The remaining 15,000 RSUs will vest on March 31, 2007 if certain performance measures are met.

In addition to the vesting schedules noted, the PSUs and RSUs may vest in whole or in part in case of death, disability, retirement, termination by the Company without cause, termination by the employee for good reason, or change in control.

No dividends shall accrue or be paid on the RSUs or PSUs unless the date of record for payment of dividends to be paid on the Company’s Common Stock, if any, falls on or after the date of certification or payment of the RSUs or PSUs.

As of December 31, 2005, the aggregate number of PSUs and RSUs combined (the units) held by the named executive officers and the dollar value of such units, based on the December 30, 2005 closing price of the Company’s Common Stock of $5.62, was: Mr. Schreiber, 128,600 units ($722,732); Mr. Palmeri, 27,744 units ($155,921); Mr. Dubay, 24,329 units ($136,729); Mr. Clark, 20,976 units ($117,885); and Mr. Prendeville, 6,004 units ($33,742).

(4)	Reflects the number of shares of Common Stock underlying stock-option awards granted in the respective year.
(5)
Includes the premium for a life insurance policy. The premiums for the life insurance policy in 2005 for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville were $7,778, $2,192, $4,182, $2,682 and $3,132, respectively. The premiums for the life insurance policy in 2004 for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville were $6,091, $1,831, $3,400, $2,264 and $2,537, respectively.

(6)	Includes $58,510 in moving expenses and $1,675 in tax preparation expenses.
(7)	Also includes Company matching contribution to 401(k) plan of $8,400.
(8)	Includes $50,239 in moving expenses.
(9)	Also includes Company matching contribution to 401(k) plan of $3,934.
(10)	Also includes Company matching contribution to 401(k) plan of $8,400.
(11)	Bonus paid for additional duties while performing interim CEO duties.
(12)	Also includes moving expenses of $60,683.
(13)	Also includes moving expenses of $61,114.
(14)	Also includes Company matching contribution to 401(k) plan of $8,400.
(15)	Also includes moving expenses of $18,372 and reimbursement of $1,150 for the cost of maintaining his federally mandated benefits continuation from his previous employer for three months.
(16)	Also includes Company matching contribution to 401(k) plan of $1,731.
(17)	Also includes Company matching contribution to 401(k) plan of $7,212.
(18)	Also includes Company matching contribution to 401(k) plan of $5,989.
(19)	Also includes Company matching contribution to 401(k) plan of $5,273.

Option Grants in 2005

	Number of Common Shares Underlying Options Granted	% of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	(#)	2005	($/Sh.) (1)	Date (2)	5% (3)	10% (3)

George A. Schreiber, Jr.	30,253	22.1%	$6.15	3/7/2015	$117,010	$296,525
Michael V. Palmeri	11,864	8.7%	6.15	3/7/2015	45,886	116,285
Eugene N. Dubay	11,152	8.2%	6.15	3/7/2015	43,133	109,307
Peter F. Clark	8,542	6.2%	6.15	3/7/2015	33,038	83,725
Mark T. Prendeville	4,673	3.4%	6.15	3/7/2015	18,074	45,802
_________________

(1)	The exercise price for all stock options granted by the Company is the market price of the Common Stock at the time options were granted.
(2)	One-third of the options become exercisable each of the three years following the date granted. Each option expires ten years after it was granted.
(3)
These two columns show what the value of the options would be after ten years if the market price of the Common Stock increased 5% or 10% each year for the ten years from the date the options were granted until the options expired. This table is required by the SEC and does not mean that the Company predicts that these options will have any such value or that the market price of Common Stock will increase by any specific amount. The actual value that these options will have depends entirely on increases or decreases in the market price of Common Stock and when the options are exercised.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($) (1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
George A. Schreiber, Jr.	0	$0	66,667	163,586	$0	$0
Michael V. Palmeri	0	0	13,334	38,530	4,667	9,333
Eugene N. Dubay	2,333	5,448	16,667	46,818	10,100	23,676
Peter F. Clark	0	0	10,000	28,542	3,500	7,000
Mark T. Prendeville	0	0	3,834	8,839	0	0
_________________

(1)	Option values are based on the difference between the exercise price and the closing price for the Common Stock of $5.62 per share on December 30, 2005.

Executive Severance Agreements

The Company entered into a revised severance agreement with Mr. Schreiber on June 29, 2005. Under the agreement, Mr. Schreiber is an employee-at-will and is entitled to severance benefits if certain conditions are met and if he agrees to execute a general release of claims against the Company. No severance benefits are payable if Mr. Schreiber is terminated for cause, if he dies or is unable to perform his essential functions for a prescribed period due to a disability, or if he terminates his employment without good reason, as those terms are defined in the agreement. Severance benefits are payable to Mr. Schreiber if he is terminated without cause or if he terminates his employment with good reason.

The formula for severance benefits payable upon termination of Mr. Schreiber without cause or with good reason and the form of payment (installments v. lump sum) differ, depending on whether a transaction constituting a change in control (as defined in the agreement) has been consummated within 24 months prior to Mr. Schreiber’s termination.

Severance benefits payable to Mr. Schreiber in the event that no change of control has been consummated within 24 months prior to Mr. Schreiber’s termination include an amount equal to 2 times the sum of (i) his base salary ($500,000 in 2005, subject to annual upward adjustments by the Board of Directors) plus (ii) his target annual lump sum bonus (60% in 2005 multiplied by the base salary, subject to annual upward adjustments by the Board of Directors). In addition, Mr. Schreiber would receive continued health and welfare benefits coverage for two years.

Severance benefits payable to Mr. Schreiber in the event that a change of control has been consummated within 24 months prior to Mr. Schreiber’s termination include an amount equal to 2.99 times his base salary ($500,000 in 2005, subject to annual upward adjustments by the Board of Directors) plus the target annual lump sum bonus (60% in 2005 multiplied by the base salary, subject to annual upward adjustments by the Board of Directors). Mr. Schreiber would also receive continued health and welfare benefits coverage for three years. In addition, he would receive a payment of up to $10,000 for outplacement services, a payment of a pro rata portion of his target annual lump-sum bonus for the year of termination and a reimbursement for the payment of certain federal excise taxes and related state and federal income taxes (if any). Mr. Schreiber is subject to post-termination confidentiality obligations and non-competition restrictions for a period of two years following his termination.

In addition, under the agreement, the Company will grant Mr. Schreiber an additional five years of service under the Company’s supplemental executive retirement plan, if he remains with the Company for five years (unless the vesting of this additional service credit is accelerated upon the consummation of a transaction constituting a change of control).

Further, to the extent not already vested, certain stock options and RSUs will become fully vested upon the consummation of a transaction constituting a change of control, the Company’s termination of Mr. Schreiber’s employment without cause or Mr. Schreiber’s termination of his employment with good reason.

Under the agreement, Mr. Schreiber will also be considered for additional annual long-term incentive awards such as stock options, RSUs, PSUs or other kinds of long-term incentives authorized by the 2004 Plan. In 2005, Mr. Schreiber’s long-term incentive award target was 75% of his base salary, subject to annual upward adjustments by the Board of Directors.

The Board of Directors has reserved the discretion to determine that a particular transaction that does not satisfy the definition of change of control as set forth in the agreement should, if consummated, nonetheless be deemed a change of control.

The Company entered into a revised severance agreement with Mr. Palmeri on June 29, 2005. The agreement contains substantially the same terms as Mr. Schreiber’s revised severance agreement, except that Mr. Palmeri’s 2005 base salary was $260,000, his target annual lump sum bonus was 40% of his base salary and his 2005 long-term incentive award target was 50% of his base salary.

The Company entered into a revised severance agreement with Mr. Dubay on June 29, 2005. The agreement contains substantially the same terms as Mr. Schreiber’s revised severance agreement, except that Mr. Dubay’s 2005 base salary was $260,000, his 2005 target annual lump sum bonus was 40% of his base salary and his 2005 long-term incentive award target was 50% of his base salary.

The Company entered into a revised severance agreement with Mr. Clark on June 29, 2005. The agreement contains substantially the same terms as Mr. Schreiber’s revised severance agreement, except that Mr. Clark’s 2005 base salary was $235,000, his target annual lump sum bonus was 35% of his base salary and his 2005 long-term incentive award target was 40% of his base salary.

The Company entered into a revised severance agreement with Mr. Prendeville on June 29, 2005. The agreement contains terms similar to Mr. Schreiber’s revised severance agreement, except that (i) Mr. Prendeville’s agreement only provides severance benefits to Mr. Prendeville if a transaction constituting a change of control has been consummated within 24 months prior to his termination without cause or with good reason and (ii) the amounts of his base salary, target annual bonus and target long-term incentive award are not specified. In addition, the severance benefits payable to Mr. Prendeville in the event that a change of control has been consummated within 24 months prior to Mr. Prendeville’s termination include: (i) an amount equal to 2 times his base salary plus the target annual lump sum bonus; (ii) continued health and welfare benefits coverage for two years; (iii) a payment of up to $10,000 for outplacement services and (iv) a payment of a pro rata portion of Mr. Prendeville’s target annual lump-sum bonus for the year of termination. Unlike the other executive officers, Mr. Prendeville will not receive (i) reimbursement for the payment of certain federal excise taxes and related state and federal income taxes or (ii) an additional service credit under the Company’s supplemental executive retirement plan. Mr. Prendeville is subject to post-termination confidentiality obligations and non-competition restrictions for a period of two years following his termination within 24 months after consummation of a transaction constituting a change of control.

Employee Pension Plan

The following table sets forth the estimated annual benefits payable at normal retirement age (65) under the Company’s Employee Pension Plan (the Pension Plan) to participants in the following average compensation and years of service classifications.

PENSION PLAN TABLE

	Years of Service
Average Compensation	5	10	15	20	25	30
$125,000	$8,750	$17,500	$26,250	$35,000	$43,750	$52,500
150,000	10,500	21,000	31,500	42,000	52,500	63,000
200,000	14,000	28,000	42,000	56,000	70,000	84,000
250,000	14,700	29,400	44,100	58,800	73,500	88,200
300,000	14,700	29,400	44,100	58,800	73,500	88,200
350,000	14,700	29,400	44,100	58,800	73,500	88,200
400,000	14,700	29,400	44,100	58,800	73,500	88,200
450,000	14,700	29,400	44,100	58,800	73,500	88,200
500,000	14,700	29,400	44,100	58,800	73,500	88,200
550,000	14,700	29,400	44,100	58,800	73,500	88,200
600,000	14,700	29,400	44,100	58,800	73,500	88,200
650,000	14,700	29,400	44,100	58,800	73,500	88,200
700,000	14,700	29,400	44,100	58,800	73,500	88,200

Each named executive officer above participates in the Pension Plan, which is available to non-union-represented employees generally. At age 65, a participant is eligible to receive an annual pension equal to 1.4% of his average five-year adjusted compensation multiplied by his years of service. Adjusted compensation includes salary and bonus. The eligible salary cannot exceed $210,000. Benefits under the Pension Plan last for the life of the executive. These benefits are not subject to any deduction for Social Security or other offsets.

As of January 1, 2006, years of service earned were as follows: Mr. Schreiber - 1.8 years, Mr. Palmeri - 1.4 years, Mr. Dubay -- 3.3 years, Mr. Clark - 1.3 years, Mr. Prendeville -- 4.9 years.

Total Pension Benefits

The following table sets forth the estimated annual benefits payable at normal retirement age (65) under the Pension Plan and 2004 Supplemental Executive Retirement Plan (2004 SERP) to participants in the following average compensation and years of service classifications, assuming eligibility to participate in both plans simultaneously.

COMBINED PENSION PLAN AND
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

	Years of Service
Average Compensation	5	10	15	20	25	30
$125,000	$25,000	$43,750	$62,500	$62,500	$62,500	$62,500
150,000	30,000	52,500	75,000	75,000	75,000	75,000
200,000	40,000	70,000	100,000	100,000	100,000	100,000
250,000	50,000	87,500	125,000	125,000	125,000	125,000
300,000	60,000	105,000	150,000	150,000	150,000	150,000
350,000	70,000	122,500	175,000	175,000	175,000	175,000
400,000	80,000	140,000	200,000	200,000	200,000	200,000
450,000	90,000	157,500	225,000	225,000	225,000	225,000
500,000	100,000	175,000	250,000	250,000	250,000	250,000
550,000	110,000	192,500	275,000	275,000	275,000	275,000
600,000	120,000	210,000	300,000	300,000	300,000	300,000
650,000	130,000	227,500	325,000	325,000	325,000	325,000
700,000	140,000	245,000	350,000	350,000	350,000	350,000

Average Compensation under the 2004 SERP is based on the average of three calendar years of a participant's annual salary, using the three calendar years of employment that produce the highest average. Benefits under the 2004 SERP are paid for 15 years, and a participant vests in these benefits after he or she has five years of service. These benefits are not subject to any deduction for Social Security or other offsets.

Pursuant to the severance agreements entered into with Messrs. Schreiber, Palmeri, Dubay and Clark, each will receive an additional five years of service with the Company upon the fifth anniversary of the individual’s participation in the 2004 SERP. Eligibility for participation in the 2004 SERP is limited to the Chief Executive Officer and those executive officers reporting directly to the Chief Executive Officer as of the 2004 SERP effective date. Mr. Prendeville is not eligible to participate in the 2004 SERP as he does not report directly to the Chief Executive Officer.

Supplemental Executive Retirement Plan

The 2004 SERP provides pension benefits to mid-career hires which could not be provided by the Pension Plan because of limited tenure and the limit on compensation on which Pension Plan benefits are calculated ($210,000 in 2005). In addition, the 2004 SERP provides protection for participants in the event of a change in control by requiring the funding of a trust (under certain circumstances) and vesting of benefits (under other circumstances) before a participant reaches age 55 and before he or she has 5 years of service.

If the executive officer retires at age 65 or after age 55 with five years of vested service, yearly payments will equal (a) times (b) offset by (c), as such amounts are set forth below:

(a)	The sum of:
(i) 4% of the executive officer’s first five years of service; plus
(ii) 3% of the executive officer’s years of service in excess of five years of service, but not exceeding 15 years of service.
(b)	The percentage as determined in paragraph (a) (not exceeding 50%) is multiplied by the executive officer's salary.
(c)	The product of (a) times (b) is offset by the benefit accrued by the executive officer under the Pension Plan.

Director Compensation

On June 28, 2005, the Company changed the compensation paid to non-employee members of the Board of Directors. This change was made after a full review conducted by the Compensation Committee of the Board of Directors, in an attempt to update director compensation to reflect a current, market-based design that is competitive with the Company’s industry peers. All prior director compensation benefits and per-meeting fee levels were terminated, suspended or changed as of December 31, 2004, except that Mr. Ferris was permitted to continue his medical coverage under a Company-sponsored plan on the same terms as other participants effective January 1, 2006, until coverage becomes available to him from other sources at age 60. All changes in director compensation were made retroactively and effective as of January 1, 2005, for directors who served up to and beyond June 28, 2005.

In addition to adopting a market-based, competitive design, these changes were intended to (i) simplify director compensation and (ii) ensure that the interests of directors and the Company’s shareholders are aligned, by having a substantial portion of each director’s total annual compensation paid in shares of the Company’s Common Stock, subject to certain vesting restrictions and, in some cases, risk of forfeiture (Restricted Stock).

Below is a summary of annual director compensation effective January 1, 2005:

		Base Retainer	Committee Lead Premium	Audit Committee Member Premium	Non-Executive Chairman	Sub Total Cash Compensation	Restricted Stock Grant Annualized	Lead/Chair RS Grant
			Cash retainer for committee chairperson	Cash retainer for all Audit Committee Members - only	Cash retainer for Chairman of the Board		All Directors	RS premium for committee chairperson & chairman
Director	Committee other than Audit	$35,000.00				$35,000.00	7,000
Director	Audit Committee Member	$35,000.00		$2,000.00		$37,000.00	7,000
Finance Committee	Committee Chairperson	$35,000.00	$7,000.00			$42,000.00	7,000	500
Nominating & Corporate Governance Committee	Committee Chairperson	$35,000.00	$7,000.00			$42,000.00	7,000	500
Compensation Committee	Committee Chairperson	$35,000.00	$10,000.00			$45,000.00	7,000	1,000
Audit Committee	Committee Chairperson	$35,000.00	$15,000.00	$2,000.00		$52,000.00	7,000	1,500
Chairman of the Board		$35,000.00			$50,000.00	$85,000.00	7,000	5,000

One component of the revised director compensation is a base annual cash retainer of $35,000 for each director. Members of the Audit Committee are each paid an additional annual cash retainer of $2,000. The chairpersons of the Finance Committee, Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee and Board of Directors are each paid an additional annual cash retainer of $7,000, $7,000, $10,000, $15,000 and $50,000, respectively. These additional annual cash retainers for members of the Audit Committee, committee chairpersons and the Chairman of the Board of Directors are intended to compensate these directors for the additional responsibility and demands on their time associated with these assignments.

Another component of the revised director compensation consists of Restricted Stock grants made pursuant to the 2004 Plan. Specifically, on June 28, 2005, the Company granted each director in service on June 28, 2005, 21,000 shares of Restricted Stock that will vest in equal installments of 7,000 shares on June 28, 2006, 2007 and 2008. The Restricted Stock will become fully vested upon a change of control of the Company. Any unvested Restricted Stock is subject to forfeiture if a director terminates his position for any reason other than a change of control. The Restricted Stock grants for Mr. Naughton, Ms. Rogers and Mr. van Roden, who joined the Board of Directors after January 1, 2005, were pro-rated such that they received 19,250, 19,250 and 17,500 shares, respectively, and the number of shares that will vest on June 28, 2006, is 5,250, 5,250 and 3,500, respectively.

In addition, pursuant to the 2004 Plan, the chairpersons of the Finance Committee, Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee and Board of Directors receive additional annual grants of 500, 500, 1,000, 1,500 and 5,000 shares of Restricted Stock, respectively. Unlike the Restricted Stock granted to all directors, these additional Restricted Stock awards granted to chairpersons fully vest on the third anniversary of the grant date. The Company made the first annual chairperson Restricted Stock grants on June 28, 2005, and therefore these awards will fully vest on June 28, 2008. Because two of the committees had not elected their chairpersons for the remainder of the year at the time of the initial grants, the grants to the individuals who were the chairpersons of those committees on June 28, 2005, were pro-rated for the first half of the year. Upon the election of chairpersons of the two committees, a grant for the second half of the year was made on August 25, 2005. Unlike the Restricted Stock granted to all directors that become fully vested upon a change of control of the Company, these additional Restricted Stock awards granted to chairpersons will also become fully vested upon the retirement, disability or death of the individual. Any unvested Restricted Stock that the Company has granted to a chairperson is subject to forfeiture if the chairperson terminates his position for any reason other than a change of control, retirement, disability or death. The additional annual grants of Restricted Stock made to the chairpersons are intended to compensate these directors for the additional responsibility and demands on their time associated with these assignments.

Directors may elect to defer income earned as a Board member into interest-bearing or stock unit funds through the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the Directors' Deferred Compensation Plan). Prior to January 1, 2006, shares of Common Stock were allocated based on the price that would have been paid for the shares had they been purchased through the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (DRIP). Beginning January 1, 2006, the number of stock units will be determined as of the date the compensation would have otherwise been paid to the director by using the fair market value of the Common Stock as of such date. Mr. Stevens deferred all cash compensation in 2005 into the stock fund. No directors have chosen to defer cash compensation for 2006.

Mr. Jeffrey A. Safchik and Ms. Sherry A. Stanley, who resigned as directors in March 2005 in connection with the repurchase of the Company’s 6% Series B Convertible Preference Stock, were compensated under the previous retainer and meeting fee arrangements. They received monthly retainers of $1,000, meeting fees of $1,000 for each Board of Directors meeting attended, and $800 for attendance at each meeting of committees on which they were members.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement by reference, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Compensation Committee of the Board of Directors is responsible for reviewing and establishing corporate policies, goals and objectives related to executive compensation. Accordingly, the Compensation Committee reviews and recommends to the Board of Directors the compensation of the CEO, the executive officers and other key executives based upon performance against established goals and objectives. The Compensation Committee is composed of four independent directors, and all decisions of the Compensation Committee regarding executive compensation are reviewed by the Board of Directors.

Principal Compensation Objectives

The objective of the Company’s executive compensation policies and incentive plans is to inspire and reward achievement of the Company’s strategic objectives while balancing sound business decision making for the long term benefit of the Company. Short-term incentives focus efforts on the achievement of annual targets, while long-term incentives encourage the accomplishment of ongoing objectives that are consistent with the long-term best interests of the enterprise. The Compensation Committee believes that this approach aligns the interests of management with those of the shareholders.

Elements of Executive Compensation

The primary components of the Company’s executive compensation program consist of:

•	base salary,

•	short-term incentive compensation,

•	long-term incentive awards,

•	pension plan, and

•	supplemental executive retirement plan.

The Compensation Committee seeks to provide salary and other non-incentive compensation opportunities for an executive based upon a comparison to that paid to executives with similar responsibilities and authority in other comparably-sized companies in the same line of business, as appropriate, with an overall objective of providing competitive compensation at or near the 50th percentile of the peer group data. Bonuses and equity incentives provide each executive with an opportunity for additional compensation if the Company’s financial targets or other performance goals are met or exceeded.

Base Salary. All base salaries of officers, including those shown in the Salary column of the above Summary Compensation Table, were approved by the Compensation Committee. Salaries are determined based on the accomplishment of individual performance goals and objectives and relative placement within the market competitive range compared to the 50th percentile of the Board approved peer group. In 2005, the individual performance goals and objectives included certain corporate earnings and financial goals, internal business objectives, customer focused objectives, and organizational development and improvement objectives.

Short-Term Incentive Compensation. The Company’s executive officers are eligible for bonuses under the Company's Short-Term Incentive Plan (STIP). Payments under this plan depend on the achievement of earnings targets set at the beginning of each year (net income and net operating profit after taxes were the targets for 2005), as well as individual objective and subjective performance goals. Performance below or above these targets results in proportionately lower or higher bonuses from 0 to 200% of the target award. 2005 bonuses for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville at target are 60%, 40%, 40%, 35% and 30% of salary, respectively. Additionally, bonus payments may be adjusted downward by the Compensation Committee.

The Compensation Committee also may grant discretionary, special award bonuses to recognize extraordinary performance or extenuating circumstances.

Long-Term Incentive Awards. In 2005, equity incentive awards were made pursuant to the Company’s Long Term Incentive Plan (LTIP) and the 2004 Plan, which was approved by shareholders at the Annual Meeting held May 24, 2004. Going forward, the Compensation Committee expects future equity incentives to be awarded under the 2004 Plan. In 2005, stock options, RSUs and PSUs were awarded to the executive officers, although other award types are available under the 2004 Plan. Whether a participant obtains his target award under the LTIP depends on the growth of earnings per share compared to a peer group of gas utility companies and achieving a certain target return on invested capital, as well as business unit performance and individual performance. 2005 LTIP awards for Messrs. Schreiber, Palmeri, Dubay, Clark and Prendeville at target are 75%, 50%, 50%, 40% and 30% of salary, respectively.

Pension Plan. Pension benefits are provided under the Pension Plan. See the Employee Pension Plan section of this proxy statement for additional information.

Supplemental Executive Retirement Plan. Supplemental executive retirement benefits which could not be provided by the Pension Plan because of limited tenure and the limit on compensation on which Pension Plan benefits are calculated are provided under the 2004 SERP. See the Supplemental Executive Retirement Plan section of this proxy statement for additional information.

Compensation of the Chief Executive Officer

Mr. George Schreiber became the CEO of the Company effective March 10, 2004, pursuant to an employment agreement between Mr. Schreiber and the Company. Mr. Schreiber’s employment agreement was subsequently replaced by a severance agreement, which is described in detail in the Executive Severance Agreements section of this proxy statement. Under the terms of Mr. Schreiber's severance agreement, he had a 2005 target bonus of 60% of base salary, based on the achievement of performance goals, and a 2005 LTIP target award of 75% of base salary. In 2005, Mr. Schreiber was granted (a) stock options for 30,253 shares of Company Common Stock, which vest in thirds on each of the first three anniversaries of the date of grant, (b) 38,872 PSUs, which is his target grant and, if he remains actively employed with the Company on the last day of the three-year performance period and if the threshold level of performance is met or exceeded with respect to at least one of the performance goals established by the Committee for such performance period, he will receive an award of a percentage of his target grant, (c) 25,000 PSUs with a two-year performance period, and (d) 14,728 RSUs, the restrictions upon which will be lifted at the end of three years if Mr. Schreiber remains actively employed with the Company.

In January 2005, the CEO performance objectives were established by the Committee. The CEO’s performance compared to these objectives was evaluated in August and December 2005, with a further review in February 2006, when the final 2005 financial results for the Company became available. Performance criteria included both quantitative and qualitative objectives, and the Committee determined that substantially all objectives were met in 2005. Key objectives met in 2005 included:

(a)	Meeting earnings expectations as measured by:
	(i)	Adjusted Net Income;
	(ii)	Net Operating Profit After Tax;
	(iii)	Return on Invested Capital; and
(iv)
Earnings per share growth compared to an approved gas utility peer group. This gas utility peer group is not necessarily the same peer group used to create the performance graph presented later in this proxy statement. The peer group against which earnings expectations are compared is narrower than the performance graph peer group. The Committee believes that this peer group is the appropriate comparison category in determining competitive compensation because it does business specifically and predominately in the regulated gas distribution line of business.

(b)	Significant improvement in the Company’s financial profile and creditworthiness, including:
	(i)	The refunding of higher cost capital and a corresponding debt reduction and a refunding of convertible preference stock;
	(ii)	The establishment of a new multi-year bank credit facility, with higher credit amount; and
	(iii)	Attainment of “normal” payment terms for the Company’s gas purchases with suppliers.
(c)	Achievement of reasonable results in regulatory proceedings in Michigan and Alaska.
(d)	The resolution of litigation on reasonable terms.

For additional details regarding the total compensation provided to Mr. Schreiber and other executive officers of the Company in 2005, please refer to the section of this proxy statement entitled Compensation of Executive Officers and Directors.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the CEO and the executive officers to $1 million per officer per year, unless it qualifies as performance-based compensation. To qualify as performance-based, compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is the Committee’s policy generally to preserve the federal income tax deductibility of compensation payments to the extent feasible and necessary to attract and retain executive talent.

The Committee retains the services of an independent expert to advise it with respect to the extent to which pay practices are consistent with prevailing industry standards. With its advisor, it reviews plans each year to assure that it competitively pays and rewards executives and directors to act in the interests of the Company’s shareholders and customers. The Committee regularly evaluates and updates its charter in order to ensure timely compliance with regulatory requirements.

The foregoing has been furnished by the Compensation Committee of SEMCO Energy’s Board of Directors.

COMPENSATION COMMITTEE Donald W. Thomason, Chairman John T. Ferris Harvey I. Klein Edwina Rogers

The following table provides information as of December 31, 2005, with respect to shares of the Company's Common Stock that may be issued under the Company's existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	1,136,419(2)	$ 6.72(2)	814,259
Equity compensation plans not approved by security holders(3)	472,918	$10.08	151,909(4)
Total	1,609,337	$ 7.71	966,168
__________

(1)	Includes the 2004 Plan and the 1997 Long-Term Incentive Plan (1997 LTIP).

(2)	Includes the number (column a) and weighted average exercise price (column b) of RSUs, Restricted Stock, and PSUs that have been awarded.

(3)
Includes stock options awarded pursuant to the Stock Option Plan of 2000 (SOP), stock options awarded pursuant to employment agreements, shares issued under the Employee Stock Gift Program and shares issued under the Directors’ Deferred Compensation Plan.

(4)
Includes 846 shares of Common Stock pursuant to the Employee Stock Gift Program and 151,063 shares of Common Stock pursuant to the Directors’ Deferred Compensation Plan. No stock option grants made pursuant to employment agreements are included as available for future grants as of December 31, 2005. There is no specific amount set aside for future employment inducement grants.

Equity Compensation Plans Not Approved by Shareholders

Stock Option Plan of 2000

On August 17, 2000, the Company's Board of Directors approved the SOP. The SOP allowed stock options to be granted in excess of the 1997 LTIP maximum number to the extent deemed appropriate by the Compensation Committee. SOP stock options granted to one person could not exceed 1% of the Company’s outstanding Common Stock at the time of grant. In addition, no more than 5% of the Company’s outstanding Common Stock could be issued pursuant to exercises of options granted under any non-shareholder approved plan. To the extent not otherwise specified in a Board resolution, SOP stock options were issued upon the same terms and conditions as 1997 LTIP stock options.

As of December 31, 2005, there were 97,250 shares of Common Stock reserved for issuance under the SOP. There were outstanding options to purchase 97,250 shares of Common Stock and no shares of Common Stock remaining available for grant as of December 31, 2005. Shares of Common Stock that remained available for grant on the effective date of the 2004 Plan were included in the 1,500,000 shares available under the 2004 Plan and any shares that become available subsequent to that date, through forfeiture or otherwise, are added to the 2004 Plan and no further grants may be made from the SOP. 45,000 shares were forfeited between the effective date of the 2004 Plan and December 31, 2005, and were added to the 2004 Plan.

Stock Options Pursuant to Employment Agreements

The Company entered into employment agreements from time to time that included provisions for the grant of stock options.

In conjunction with the acquisition of Flint Construction Company (Flint), three key employees of Flint were given employment agreements, which included provisions for the grant of stock options based upon the return on assets of Flint. These employment contracts expired prior to December 31, 2002, although the final awards were not granted until February 2003. The stock options granted ranged from 13,667 to 94,000 shares of Common Stock at fair market value on the date of grant ($4.365 to $14.26 per share). None of the individuals remain employed with the Company, and the stock options of one of those individuals have been forfeited. The stock options of the other two individuals will expire three years after their retirement dates.

On May 26, 1998, as a form of employment inducement, Mr. John Schneider, former Senior Vice President, Treasurer and Chief Financial Officer of the Company, was granted options for the purchase of 7,000 shares of Common Stock at $16.31 per share. The options were granted at fair market value on the date of grant with a graduated three-year vesting period and expiration ten years from the date of the grant. Mr. Schneider is no longer employed by the Company. His stock options will expire three years after his retirement date.

Employee Stock Gift Program

On December 16, 1999, the Board of Directors created a reserve for the Employee Stock Gift Program, which was established to encourage employee stock ownership. Employees may make optional payments into the DRIP through payroll deduction. The first time an employee elects payroll deduction for such optional payments into the DRIP, one share of stock is added to their account at no charge.

As of December 31, 2005, there were 846 shares of Common Stock reserved for the program.

Deferred Compensation and Stock Purchase Plan for Non-Employee Directors

Directors can defer income earned as a Board member into interest-bearing or stock unit funds through the Directors’ Deferred Compensation Plan. Prior to January 1, 2006, shares of Common Stock were allocated based on the price that would have been paid for the shares had they been purchased through the DRIP. Beginning January 1, 2006, the number of stock units will be determined as of the date the compensation would have otherwise been paid to the director by using the fair market value of the Common Stock as of such date.

As of December 31, 2005, there were 151,063 shares of Common Stock reserved for the Directors' Deferred Compensation Plan.

PERFORMANCE GRAPH

The following graph compares cumulative total returns (assuming reinvestment of dividends). The stock price performance shown is not necessarily indicative of future price performance. The graph assumes the investment of $100 in shares of the Company's Common Stock, the stocks representing the S&P 500 Gas Utilities index and the stocks representing the S&P 500 index on December 31, 2000. The Company's Common Stock closed at $5.62 per share on December 30, 2005.

Comparison of Five Year Cumulative Total Return
Among stock of SEMCO Energy, Inc.,
S&P 500 Index and
S&P 500 Gas Utilities Index

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has oversight responsibility for the Company's financial reporting processes and the quality of its financial reporting. The specific responsibilities are outlined in the revised and restated Audit Committee Charter, which was approved by the Board of Directors on October 18, 2005, and can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance and is included with this proxy statement as Appendix A.

In connection with the December 31, 2005 financial statements and in compliance with the Audit Committee’s Charter, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and (iii) received and reviewed the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the independent registered public accountants the independent registered accountants' independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE Harvey I. Klein, Chairman Paul F. Naughton Ben A. Stevens John C. van Roden, Jr.

PRINCIPAL ACCOUNTANT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (PwC) for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by PwC to the Company and its subsidiaries during those periods. All services reflected in the following table were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

Principal Accountant Fees	2005	2004

Audit Fees	$1,462,463	$1,247,250
Audit-Related Fees(1)	39,234	487,000
Tax Fees	0	0
All Other Fees(2)	1,500	1,500

Total Fees	$1,503,197	$1,735,750

(1)
Audit-related fees for 2005 consist of the audit of an employee benefit plan. Audit-related fees for 2004 include audits of employee benefit plans and audits of the Company’s construction services business, which was sold in 2004.

(2)	All other fees consisted of licensing fees for the use of accounting research software.

The Audit Committee’s pre-approval policy states that (i) the Audit Committee shall approve all Auditor Fees, (ii) for periods between Audit Committee Meetings, the Audit Committee delegates authority to the Audit Committee Chairman for approval of up to $30,000 per project and (iii) all interim approvals by the Audit Committee Chairman will be reviewed with the full Committee at the next scheduled Audit Committee Meeting.

A representative of PwC will be available at the Annual Meeting of Shareholders to make a statement, if he so desires, and to answer appropriate questions.

SHAREHOLDER PROPOSALS, COMMUNICATIONS
AND RECOMMENDATIONS FOR DIRECTOR NOMINEES

Shareholder Proposals

Shareholders who, in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received at the Company’s principal executive offices on or before the close of business on December 20, 2006. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s bylaws, in order to be properly brought before the 2007 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to the Secretary of the Company at its principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of this year’s annual meeting. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 22, 2007 and no later than February 21, 2007, unless the 2007 Annual Meeting date is more than 30 days before or 70 days after May 22, 2007. If the 2007 Annual Meeting date is advanced by more than 30 days or delayed by more than 70 days from this year’s meeting date, then proposals must be received no later than the close of business on the later of the 90th day before the 2007 Annual Meeting or the 10th day following the date on which the meeting date is publicly announced. To be in proper form, a shareholder’s notice of a matter the shareholder wishes to present at the 2007 Annual Meeting must include the specified information concerning the proposal as described in the Company’s bylaws.

A shareholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting or provide notice of a matter that the shareholder wishes to present at the 2007 Annual Meeting is encouraged to seek independent counsel about the SEC requirements and the requirements of the Company’s bylaws. The Company will not consider any (i) proposal for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting that does not meet the SEC requirements or (ii) notice of a matter that the shareholder wishes to present at the 2007 Annual Meeting that does not meet the requirements of the Company’s bylaws.

Notices of intention to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting and notice of a matter that the shareholder wishes to present at the 2007 Annual Meeting should be addressed to Ms. Sherry L. Abbott, Corporate Secretary, SEMCO Energy, Inc., 1411 Third Street, Suite A, P.O. Box 5004, Port Huron, Michigan 48061-5004. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors or any individual director by sending written communications to them, c/o Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, P.O. Box 5004, Port Huron, Michigan 48061-5004. All communications are forwarded by the Corporate Secretary to the Board of Directors or appropriate individual director, and the appropriate response shall be forthcoming.

Director Nominee Recommendations

The Nominating and Corporate Governance Committee evaluates a director candidate proposed by a shareholder in the same way that it evaluates director candidates recommended by other means.

Recommendations received by December 20, 2006, the date required for receipt of shareholder proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting, shall be considered by the Nominating and Corporate Governance Committee for the 2007 Annual Meeting of Shareholders. Recommendations received after such date will be considered for the following year’s Annual Meeting of Shareholders.

Nominations of persons for election to the Board of Directors of the Company may be made at an Annual Meeting of Shareholders by any shareholder of the Company who is entitled to vote at the meeting that complied with the notice procedures set forth in the section above entitled Shareholder Proposals for the proposal of business to be considered by the shareholders at the Annual Meeting and who was a shareholder of record at the time such notice was delivered to the Company’s Corporate Secretary.

Shareholder recommendations of director nominees should be sent to the Nominating and Corporate Governance Committee, c/o Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, P.O. Box 5004, Port Huron, Michigan 48061-5004. Such recommendations should be made in writing accompanied by:

•	A resume for the candidate that details the candidate’s educational credentials and work experience.

•
Written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve, if nominated and appointed or elected, (ii) consents to the disclosure of his or her name, (iii) has read the Company’s Code of Ethics and that, during the previous three years, he or she has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (iv) is - or is not - independent, as that term is defined the in the applicable NYSE listing requirements (or, in the alternative, has had financial or other relationships with the Company during the previous three years and provides a brief description of them or states that he or she has had no such relationships), and (v) has no plans to change or influence control of the Company.

•
The name of the shareholder recommending the director candidate, as it appears in the Company’s books and records, the number of shares of Common Stock he or she owns, and written confirmation that the shareholder consents to the disclosure of his or her name. (If the shareholder is not a shareholder of record, he or she should provide proof of share ownership.)

•	Personal and professional references for the director candidate, including contact information.

•
Any other information relating to the director candidate required to be disclosed in a proxy statement for the election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

With respect to the Nominating and Corporate Governance Committee’s evaluation of director candidates, the Committee has no formal requirements for the individuals that it nominates. Rather, the Committee considers each director candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. These include:

•	career experience, particularly experience that is germane to the Company’s business as a regulated public utility;

•	whether the candidate is independent under NYSE listing requirements or an “audit committee financial expert" (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the kind that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	willingness to stand on personal convictions;

•	ability to work collegially with others;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company's Board of Directors, in the sense that the Committee desires that there be appropriate continuity in the oversight of the Company’s business.

Additional professional skills and personal attributes for a director are described in the Director Position Description, which can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

The Committee does not assign a particular weight to these or other individual factors that influence its decisions and a director candidate is not required to have every desired attribute. Rather, the Committee looks for a mix of attributes that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board of Directors.

With respect to the identification of director candidates, the Nominating and Corporate Governance Committee has not developed a formalized process. Instead, director candidates may be identified by current directors, search firms, law firms, shareholders or other sources. The Committee evaluates the Company’s current and prospective needs, then narrows the list of potential candidates based on the specific attributes being sought. The Committee conducts interviews to determine if the proposed director candidates are suitable, and, if so, recommends to the Board of Directors that the director candidate be nominated or appointed. The Board of Directors then acts on that recommendation. This process is repeated until the Company’s needs for director appointees or nominees are met.

OTHER MATTERS

Management knows of no matters (other than those listed in the Notice of Annual Meeting) which are to be brought before the meeting. However, if any other matters are presented for action, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

It is important that proxies be returned promptly to avoid unnecessary expenses. Therefore, all holders of Common Stock (even those planning to attend the meeting) are urged, regardless of the number of shares owned, to sign, date and return the enclosed proxy in the business-reply envelope, also enclosed, or submit a proxy by telephone or Internet in accordance with the instructions on the enclosed proxy card. Shareholders attending in person may withdraw their proxies and vote in person.

A copy of the Company's Annual Report on Form 10-K, including the financial statements for the year ended December 31, 2005, that is required to be filed with the SEC, will be provided by the Company without charge upon written request to SEMCO Energy, Inc. Investor Relations, 2301 West Big Beaver Road, Suite 212, Troy, Michigan 48084.

APPENDIX A

Revised and Restated:
October 18, 2005
SEMCO Energy, Inc.

CHARTER OF THE
AUDIT COMMITTEE

PURPOSE AND RESPONSIBILITIES

The primary purpose and responsibilities of the Audit Committee of the Board of Directors of SEMCO Energy, Inc. (the “Company”) are to: (i) oversee the integrity of the Company’s financial statements and related processes and procedures; (ii) oversee the Company’s compliance with legal and regulatory requirements; (iii) review the qualifications and ensure the independence of the Company’s independent registered public accountants; (iv) review the performance of the Company’s independent registered public accountants; (v) review the performance of the Company’s internal auditors; and (vi) prepare reports on committee activities for inclusion in reports filed by the Company with the Securities and Exchange Commission.

The Audit Committee also shall conduct an annual evaluation of the performance of the committee itself.

In accomplishing its purpose and meeting its responsibilities, the Audit Committee shall report regularly and as appropriate make recommendations to the Board of Directors with respect to matters within its jurisdiction as the committee deems necessary or desirable, including:

•	All aspects of the Company’s relationship with the Company’s independent registered public accountants, including being directly responsible for:

o
the appointment, compensation, evaluation, and retention of the Company’s independent registered public accountants (who shall report directly to the committee), including all of the services to be performed by the independent registered public accountants for the Company; and

o
oversight of all work performed by the independent registered public accountants for the Company (including their work on the annual audit of the Company’s financial statements), including approval, on an annual basis, of the scope of their examination of the Company and all related activities.

•
All aspects of the Company’s procedures for the receipt, retention, and treatment of complaints regarding the Company’s accounting, internal accounting and financial controls, and auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees.

•
Obtaining and reviewing, on an annual basis, a report from the independent registered public accountants on (i) their internal quality control procedures, (ii) any material issues raised by their most recent internal quality control review or peer review or by any inquiry or investigation by governmental or professional authorities (within the preceding five years), with respect to one or more audits conducted by them, (iii) any steps taken by them to address any such issues, and (iv) all relationships between the independent registered public accountants and the Company, as part of assessing the independence of the independent registered public accountants.

•	Reviewing and discussing the Company’s annual and quarterly financial statements, including:

o	disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

o	earnings press releases, including earnings guidance and other financial information provided in such releases and to analysts and credit rating agencies; and

o	certifications by management.

•	Reviewing and discussing the Company’s risk assessment and management policies.

•
Reviewing and discussing, with the Company’s independent registered public accountants, all audit problems or difficulties (if any) and management’s responses thereto, including restrictions (if any) on the scope of the activities of the Company’s independent registered public accountants, limitations (if any) on their access to information, any significant disagreements with management, and resolving all such issues.

•	The establishment and periodic review of policies governing the Company’s hiring of employees or former employees of the Company’s independent registered public accountants.

•	Other activities, including:

o
Reviews of assessments by management and the Company’s independent registered public accountants of the quality and adequacy of the Company’s internal accounting and financial controls, including (i) the adequacy and security of Company information systems, and (ii) the adequacy of the Company’s financial reporting and disclosure processes and procedures related in any way to the Company’s annual and quarterly financial statements and associated public disclosures and filings;

o
Reviews of the Company’s Code of Conduct, including procedures, processes, and programs for helping to ensure that Directors, officers, employees, and others covered by the Code of Conduct comply with all applicable laws, rules, regulations, and orders and otherwise conduct the Company’s business ethically, in accordance with Company policies.

o	Approvals, in advance, of any permissible non-audit services provided to the Company by its independent registered public accountants, in accordance with the committee’s policy therefor.

•	All aspects of the Company’s internal audit function, including:

o	the appointment, compensation, evaluation, and retention of the Company’s internal auditors, if that function is performed by an auditing firm rather than by Company employees;

o
the evaluation of the internal audit function, as a whole, including whether the internal audit function should be performed by employees or by an auditing firm, if the internal audit function is performed by employees of the Company; and

o	approval, on an annual basis, of internal audit function plans and budgets.

•
In connection with the preparation of reports on committee activities for inclusion in reports filed by the Company with the Securities and Exchange Commission, to: (i) review and discuss the Company’s audited financial statements with management; (ii) discuss with the Company’s independent registered public accountants certain matters, including matters required to be discussed by Statement on Auditing Standards No. 61, Communicating With Audit Committees; (iii) obtain required written disclosures from the Company’s independent registered public accountants, including a description of all relationships they have with the Company, and discuss their independence, as required by Independence Standards Board Standard No. 1; and (iv) recommend, as appropriate, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

•	Reviewing significant issues with the Company’s independent registered public accountants, including:

o	critical accounting policies and procedures applicable to the Company;

o
alternative treatments of financial information within Generally Accepted Accounting Principles discussed with management, ramifications of their use, and the treatments preferred by the independent registered public accountants;

o	written communications with management, such as management letters or schedule of unadjusted differences;

o	reports by the independent registered public accountants, with particular focus on any significant exceptions noted in their reports; and

o	unusual or significant matters that arise during the course of doing their work which should be communicated to the Board of Directors.

•	Similar reviews of significant issues with the Company’s internal auditors.

•	Reviewing and discussing with the Company’s General Counsel legal matters that may materially affect the Company.

•	Reviewing and discussing the status of the Company’s income and other taxes, including tax reserves.

•	Reviewing Director and officer expenses, perquisites, and use of Company assets.

The Audit Committee shall conduct periodic separate discussions with management, the Company’s Chief Financial Officer, the Company’s internal auditors, and the Company’s independent registered public accountants. The committee also shall report periodically to the Board of Directors on its activities, including any issues that arise with respect to the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the performance of the Company’s internal auditors, and the performance and independence of the Company’s independent registered public accountants.

The Audit Committee shall have the power to investigate any matter within its jurisdiction, with full access to the books, records, facilities, and personnel of the Company. The committee shall have the sole power to (i) retain independent counsel and advisors, at Company expense, in order to accomplish its purpose and meet its responsibilities, and (ii) terminate such relationships. The Company shall provide for appropriate funding, as determined by the committee, for the payment of (i) compensation to the independent registered public accountants engaged for the purpose of preparing or issuing audit reports or performing other audit, review, or attestation services for the Company, (ii) compensation to any counsel or advisors employed by the committee, and (iii) ordinary administrative expenses of the committee that are necessary or appropriate to carrying out its duties. The retention of such counsel and advisors shall be authorized, in advance, by resolution, specifying the nature of the services to be provided, the purpose and scope of the engagement, and other material terms of the engagement (including (if known) the fees to be paid and the identity of the counsel or advisors selected to assist the committee).

MEMBERSHIP; CHAIRPERSON

The membership of the Audit Committee shall be comprised exclusively of at least three Directors, all of whom shall meet the independence and other requirements of the New York Stock Exchange and all other qualifications for service on the committee (including those set forth in the applicable securities laws, rules, and regulations). The committee also shall disclose, in accordance with applicable regulatory requirements, whether any committee member is a “financial expert,” as defined by the Securities and Exchange Commission.

Notwithstanding the qualifications of the committee members, in view of the committee’s oversight role, no committee member shall be deemed to be providing any expert or special assurances with respect to the Company’s financial statements or any professional certification as to the work of the Company’s independent registered public accountants.

The Board of Directors shall select the members of the committee and chairperson annually, and any vacancies shall be filled by the Board of Directors.

A majority of the members must be present at each meeting.

No committee member may serve on the Committee for more than nine consecutive years. No chairperson shall serve more than three consecutive years. The chairperson shall preside at committee meetings and report on the activities of the committee to the Board of Directors.

MEETINGS

The Committee shall meet at least four times per year and as otherwise scheduled by the chairperson of the committee or the Chairman of the Board of Directors.

SEMCO ENERGY

SHAREHOLDERS MEETING

DIRECTIONS TO CRYSTAL GARDENS

LAKE HURON
PINE GROVE AVE.
HURON AVE.
BLUE WATER BRIDGE
LAPEER RD.
TO PORT HURON
I-69
OAK ST.
FROM FLINT
EXIT TO I-94 WEST, THEN CONTINUE TO EXIT 266 GRATIOT BLVD
I-94
MILITARY
ST. CLAIR RIVER
RANGE
GRATIOT AVE
HURON
MICHIGAN
DELEWARE
CRYSTAL GARDENS
1195 GRATIOT
810.364.6650
I-94
FROM DETROIT
EXIT 266 BUS. I-94 GRATIOT BLVD.
MARYSVILLE
M-29 TO ST. CLAIR

C/O CORPORATE TRUST OPERATIONS P.O. BOX 92301 CLEVELAND, OH 44193-0900
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by SEMCO Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SEMCO Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 by May 21, 2006.

NOTE:  If you vote by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the proxy in the same manner as if you returned a signed proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	SEMCO1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEMCO ENERGY, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.
Vote on Directors
1.	To elect as Directors the nominees listed below:		For All	Withold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
	01)	John T. Ferris
	02)	Paul F. Naughton	☐	☐	☐
	03)	Edwina Rogers

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

For Address Changes/Comments, please check this box and write them on the back where indicated.			☐

Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

SEMCO Energy, Inc.

Annual Meeting of Shareholders - May 22, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing the proxy, you revoke all prior proxies and appoint Timothy J. Lubbers and Mark A. Moses (the Named Proxies), and each of them, with full power of substitution, to vote these shares on the matter shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of SEMCO Energy, Inc., to be held May 22, 2006 at 10:00 a.m. EDT, in Marysville, Michigan, at Crystal Gardens, 1195 Gratiot Boulevard, and all adjournments.

Address Changes/Comments:

 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.